EXHIBIT 23 - CONSENT OF KPMG PEAT MARWICK, INDEPENDENT AUDITORS
_______________________________________________________________________________

The Board of Directors
Peoples First Corporation:

We consent to incorporation by reference in the Registration Statements No. 33-28301 on Form S-3 and No. 33-28304 on Form S-8 of Peoples First Corporation of our report dated January 26, 1994, relating to the consolidated balance sheets of Peoples First Corporation and Subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in stock-holders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993, which reports appears in the December 31, 1993 annual report on Form 10-K of Peoples First Corporation.


/s/ KPMG Peat Marwick

St. Louis, Missouri
March 18, 1994

































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